UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 30, 2007
Pioneer Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-31230 (Commission File Number)	06-1215192 (IRS Employer Identification No.)

700 Louisiana, Suite 4300, Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (713) 570-3200
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
     On January 30, 2007, Pioneer Companies, Inc. (“Pioneer”) announced that at December 31, 2006, Pioneer had cash and cash equivalents of approximately $115 million and long-term debt of approximately $103 million, primarily consisting of $100 million of senior notes due in December 2008.
     The information furnished in this Item 2.02 and the related exhibit furnished in Item 9.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Such information may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references such information.
Item 8.01 Other Events
     On January 30, 2007, Pioneer Companies, Inc. announced that it is expanding its St. Gabriel, Louisiana chlor-alkali plant by approximately 25% from its current annual production capacity of 197,000 ECUs to 246,000 ECUs. The project will include the conversion of the plant to membrane cell technology from the existing mercury cell technology. The additional chlorine production from the planned expansion will be shipped to nearby customers via Pioneer’s three existing chlorine pipelines at the St. Gabriel site. The project will commence in the first quarter of 2007 with an anticipated completion in the fourth quarter of 2008.
     Pioneer believes that the anticipated financial and strategic benefits of the project will commence upon its completion and are expected to include:
•	expanding the site’s manufacturing capacity by 49,000 ECUs to meet the demand from nearby industrial customers for chlorine supplied by pipeline at a competitive delivered price;
•	meeting increasing customer demand for high-quality membrane caustic soda;
•	significantly lower variable and fixed unit costs at the plant, due to:
•	improved energy efficiency from the new membrane cells which use approximately 29% less energy than the technology currently used at the plant; and
•	reduced maintenance and operating costs resulting from the use of the newer technology;
•	the incremental gross margin contribution from the additional 49,000 ECUs of production capacity; and
•	eliminating the use of mercury at this plant.

     Pioneer expects that when the St. Gabriel project is completed, it will provide Pioneer with an estimated $31 million of additional cash flow from operations on an annual basis. This estimate is based on, among other things, the incremental margin from the additional production capacity of 49,000 ECUs, and the variable and fixed cost reductions relating to the implementation of the more energy-efficient and newer membrane cell technology. There can be no assurances, however, that the St. Gabriel project will provide such amount of additional cash flow from operations during any future period.
     The capital costs associated with this project are estimated to be approximately $142 million. In addition to using existing cash reserves and projected future cash flows, Pioneer plans to seek additional financing from the capital markets to finance this project and other capital needs. At December 31, 2006, Pioneer had cash and cash equivalents of approximately $115 million and long-term debt of approximately $103 million, primarily consisting of $100 million of senior notes due in December 2008. Pioneer redeemed $25 million of its senior notes on January 12, 2007.
     This project will also provide Pioneer with the ability to further expand the plant’s annual production capacity by an additional 97,000 ECUs, to an aggregate annual plant capacity of 343,000 ECUs. The estimated additional cost of this further expansion would be approximately $25 million. Pioneer believes that the further expansion, if undertaken, would significantly enhance the anticipated economic benefits from this project. Before making this further expansion decision, Pioneer plans to determine whether customer commitments can be obtained for the additional chlorine production.
     Certain statements in this Item 8.01 are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts and include, but are not limited to, statements relating to the expected additional production capacity of the St. Gabriel plant, commencement and completion dates of the project, anticipated benefits of the project, costs and financing of the project, and economic and other implications of the project. Such statements involve risks and uncertainties, including, but not limited to, increases in costs and delays in the completion of the St. Gabriel project, risks that appropriate financing will not be obtained or will be obtained on terms that are unfavorable to Pioneer, the cyclical nature of the demand and prices for Pioneer’s products, the availability and costs of the raw materials used to make Pioineer’s chlor-alkali products, Pioneer’s access to and the cost of rail transportation, environmental risks, governmental regulation, and the ability of Pioneer to meet its business and financial goals and the risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit
Number	Description
99.1	Press Release dated January 30, 2007 announcing the expansion of its chlor-alkali plant in St. Gabriel, Louisiana
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER COMPANIES, INC.
By:	/s/ Gary Pittman
Gary Pittman,
Senior Vice President and Chief Financial Officer

Dated: January 31, 2007

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated January 30, 2007 announcing the expansion of its chlor-alkali plant in St. Gabriel, Louisiana